SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                        FLEXIINTERNATIONAL SOFTWARE, INC.
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                   338923 10 5
                                 (CUSIP Number)


                               December 11, 1997
                              (Date of Event Which
                       Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


                               [ ] Rule 13d-1(b)

                               [X] Rule 13d-1(c)

                               [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 18 Pages

                                  SCHEDULE 13G


------------------------------------------------------------------
CUSIP No.  338923 10 5                     Page 2 of 18 Pages
------------------------------------------------------------------
-------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Furman Selz SBIC, L.P.
-------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                  (b) |X|
-------------------------------------------------------------------------------
 3         SEC USE ONLY
-------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
------------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES              -----------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         1,907,680
                              ------------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING
                              ------------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           1,907,680
------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,907,680
------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                         |_|
------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.9%
------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G


-----------------------------------------------------------------------------
CUSIP No.  338923 10 5                      Page 3 of 18 Pages
-----------------------------------------------------------------------------
------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Furman Selz SBIC Investments LLC

------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  |_|
                                                                   (b)  |X|
------------------------------------------------------------------------------
 3         SEC USE ONLY

------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
------------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES            -------------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         1,907,680
                             -------------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING
                             -------------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           1,907,680
------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,907,680
------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                   |_|
------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.9%
------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00
------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

-----------------------------------------------------------------------
CUSIP No.  338923 10 5               Page 4 of 18 Pages
-----------------------------------------------------------------------
-----------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Furman Selz Investments LLC
-----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                               (b) |X|
-----------------------------------------------------------------------------
 3         SEC USE ONLY

-----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES             -----------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         1,907,680
                              -----------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING
                              -----------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           1,907,680
-----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,907,680
-----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                       |_|

-----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.9%
-----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00
-----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT

                                  SCHEDULE 13G

---------------------------------------------------------------------
CUSIP No.  338923 10 5            Page 5 of 18 Pages
---------------------------------------------------------------------
-----------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Furman Selz LLC

-----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                               (b) |X|
-----------------------------------------------------------------------------
 3         SEC USE ONLY
-----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES                          20,300
                              -----------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         2,004,380
                              -----------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING                        20,300
                              -----------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           2,004,380
-----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,024,680
-----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                      |_|

-----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.6%
-----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00
-----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

-----------------------------------------------------------------------
CUSIP No.  338923 10 5                Page 6 of 18 Pages
-----------------------------------------------------------------------
----------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Crestwood Capital Partners, L.P.

----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                               (b) |X|
----------------------------------------------------------------------------
 3         SEC USE ONLY
----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES             ----------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         54,300
                              ----------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING
                              ----------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           54,300
----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           54,300
----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                           |_|

-----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.34%
-----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
-----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

-----------------------------------------------------------------------
CUSIP No.  338923 10 5                    Page 7 of 18 Pages
-----------------------------------------------------------------------
---------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Crestwood Capital Partners II, L.P.

----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  |_|
                                                               (b)  |X|
----------------------------------------------------------------------------
 3         SEC USE ONLY

----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES            -----------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         1,800
                             -----------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING          -----------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           1,800
----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,800
----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                         |_|

----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.01%
----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

---------------------------------------------------------------------
CUSIP No.  338923 10 5                  Page 8 of 18 Pages
---------------------------------------------------------------------
---------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Bridgewood Capital Partners, L.P.

----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                               (b) |X|
----------------------------------------------------------------------------
 3         SEC USE ONLY

----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES             ----------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         11,300
                              ----------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING           ----------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           11,300
----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,300
----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                   |_|

----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.07%
----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

---------------------------------------------------------------------
CUSIP No.  338923 10 5                   Page 9 of 18 Pages
---------------------------------------------------------------------
----------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Crestwood Capital International Ltd.

----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                               (b) |X|
----------------------------------------------------------------------------
 3         SEC USE ONLY
----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES             ----------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         29,300
                              ----------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING           ----------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           29,300
----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           29,300
----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                           |_|

----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.18%
----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00
----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT

                                  SCHEDULE 13G

-------------------------------------------------------------------
CUSIP No.  338923 10 5                     Page 10 of 18 Pages
--------------------------------------------------------------------
----------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Furman Selz Management (BVI) Ltd.

----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |_|
                                                              (b) |X|
----------------------------------------------------------------------------
 3         SEC USE ONLY
----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES             ----------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         29,300
                              ----------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING           ----------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           29,300
----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           29,300
----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                  |_|
----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.18%
----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IA
----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

---------------------------------------------------------------------
CUSIP No.  338923 10 5                     Page 11 of 18 Pages
---------------------------------------------------------------------
---------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           ING Merger, Inc.

---------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) |_|
                                                             (b) |X|
---------------------------------------------------------------------------
 3         SEC USE ONLY

---------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
---------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES             ---------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         2,024,680
                              ---------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING           ---------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           2,024,680
---------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,024,680
---------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                   |-|
---------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.6%
---------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G
--------------------------------------------------------------------
CUSIP No.  338923 10 5                      Page 12 of 18 Pages
--------------------------------------------------------------------
---------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           ING (U.S.) Financial Holdings Corporation

----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |_|
                                                              (b) |X|
----------------------------------------------------------------------------
 3         SEC USE ONLY
----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES             ----------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         2,024,680
                              ----------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING           ----------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           2,024,680
----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,024,680
----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                  |_|
----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.6%
----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

-------------------------------------------------------------------
CUSIP No.  338923 10 5                      Page 13 of 18 Pages
-------------------------------------------------------------------
----------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           ING Bank N.V.

----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                               (b) |X|
----------------------------------------------------------------------------
 3         SEC USE ONLY
----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           The Netherlands
----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES             ----------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         2,024,680
                              ----------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING           ----------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           2,024,680
----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,024,680
----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                   |_|

----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.6%
----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           BK
----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a).    NAME OF ISSUER:

              FlexiInternational Software, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              Two Enterprise Drive
              Shelton, Connecticut  06484

Items 2(a),
(b) AND (c).   NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               CITIZENSHIP:

               This statement is being filed by (a) Furman Selz SBIC, L.P., a Delaware limited partnership ("Furman Selz SBIC"); (b) Furman Selz SBIC Investments LLC, a Delaware limited liability company ("FS SBIC Investments"),
(c) Furman Selz Investments LLC, a Delaware limited liability company ("FS Investments"); (d) Crestwood Capital Partners, L.P., a Delaware limited partnership ("Crestwood"); (e) Crestwood Partners II, L.P., a Delaware limited partnership ("Crestwood II"); (f) Bridgewood Capital Partners, L.P., a Delaware limited partnership ("Bridgewood"); (g) Crestwood Capital International Ltd., a partnership organized under the laws of the British Virgin Islands("International"); (h) Furman Selz LLC, a Delaware limited liability company ("Furman Selz"); (i) Furman Selz Management (BVI) Ltd., a company organized under the laws of the British Virgin Islands ("Furman Selz Management"); (j) ING Merger, Inc. a Delaware corporation ("ING Merger"); (k) ING (U.S.) Financial Holdings Corporation, a Delaware corporation ("ING (U.S.)") and (l) ING Bank N.V., a bank organized under the laws of The Netherlands
("ING Bank").

               The business address of each of the Reporting Persons is c/o Furman Selz LLC, 230 Park Avenue, New York, New York 10169, except as follows:

               The business address for Crestwood International and Furman Selz Management is c/o Furman Selz Financial Services, 12 Duke Lane, 3rd Floor, Dublin 2, Ireland.

               The business address for ING Merger, Inc. is 667 Madison Avenue, New York, New York 10021.

               The business address for ING (U.S.) is 135 East 57th Street, New York, New York 10022.

               The business address for ING Bank is P.O. Box 810, 1000 AV Amsterdam, The Netherlands.

               ING Bank owns 100% of ING (U.S.), which owns 100% of ING Merger, which owns 100% of Furman Selz, which is the sole managing member, and owner of 99% of the interests of, FS Investments, which is the sole managing member, and owner of 99% of the interests of, FS SBIC Investments. FS SBIC Investments is the sole general partner of Furman Selz SBIC, which directly owns 1,907,680 shares of Common Stock of the Issuer.

               Furman Selz is the sole general partner of Crestwood, Crestwood II and Bridgewood, which beneficially own 54,300; 1,800 and 11,300 shares of Common Stock, respectively. As such general partner, Furman Selz owns interests in such partnerships of 3.89%, 4.32% and .71%, respectively.

               Furman Selz has entered into an agreement pursuant to which it acts as subadvisor to Furman Selz Management with respect to investments made by Crestwood International. Furman Selz Management is the investment advisor to Crestwood International.

               Furman Selz also owns directly an additional 20,300 shares.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.01 per share

ITEM 2(e).     CUSIP NUMBER:

               338923 10 5

ITEM 3.        Not Applicable

ITEM 4.        OWNERSHIP:

               (a)      2,024,680
               (b)      12.6%
               (c)       (i)     20,300
                        (ii)  2,004,380
                       (iii)     20,300
                        (iv)  2,004,380

               Furman Selz SBIC is the direct owner of 1,907,680 shares of Common Stock. FS SBIC Investments, FS Investments, Furman Selz, ING Merger, ING (U.S.) and ING Bank, by virtue of their control and ownership interests in Furman Selz, and by virtue of their control and ownership interests, direct or indirect, in Furman Selz SBIC, share voting and dispositive power over such shares of Common Stock and therefore may be deemed to be beneficial owners thereof.

     Crestwood, Crestwood II, Bridgewood and Crestwood International are direct owners of 54,300; 1,800; 11,300 and 29,300 shares of Common Stock, respectively. ING Merger, ING (U.S.) and ING Bank, by virtue of their control and ownership interests in Furman Selz, and Furman Selz, by virtue of its control and ownership interests as the general partner of Crestwood, Crestwood II and Bridgewood or as the subadvisor of Crestwood International, has voting and dispositive power over such shares of Common Stock and therefore may be deemed to be the beneficial owners thereof.

               Furman Selz is a direct owner of 20,300 shares, NG Merger, ING (U.S.) and ING Bank, by virtue of their ownership interest in and control over Furman Selz, have voting and dispositive power such shares of Common Stock and therefore may be deemed to be the beneficial owners thereof.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

ITEM 10.       CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             FURMAN SELZ SBIC, L.P.

                             By: /s/ BRIAN P. FRIEDMAN
                                Name:  Brian P. Friedman
                                Title: President of General Partner

                             FURMAN SELZ INVESTMENTS SBIC, LLC

                             By: /s/ BRIAN P. FREIDMAN
                                Name:  Brian P. Friedman
                                Title: President

                             FURMAN SELZ INVESTMENTS, LLC

                             By: /s/ BRIAN P. FRIEDMAN
                                Name:  Brian P. Friedman
                                Title: President

                             FURMAN SELZ LLC

                             By: /s/ ROBERT J. MILLER
                                Name:  Robert J. Miller
                                Title: Vice President - Treasurer

                             CRESTWOOD CAPITAL PARNTERS, L.P.

                             By: Furman Selz LLC, General Partner

                             By: /s/ ROBERT J. MILLER
                                Name:  Robert J. Miller
                                Title: Vice President - Treasurer

                             CRESTWOOD CAPITAL PARTNERS II, L.P.

                             By: Furman Selz LLC, General Partner

                             By: /s/ ROBERT J. MILLER
                                Name:  Robert J. Miller
                                Title: Vice President - Treasurer

                             BRIDGEWOOD CAPITAL PARTNERS, L.P.

                             By: Furman Selz LLC, General Partner

                             By: /s/ ROBERT J. MILLER
                                Name:  Robert J. Miller
                                Title: Vice President - Treasurer

                             CRESTWOOD CAPITAL INTERNATIONAL LTD.

                             By: Furman Selz LLC, Sub-Advisor

                             By: /s/ ROBERT J. MILLER
                                Name:  Robert J. Miller
                                Title: Vice President - Treasurer

                             FURMAN SELZ MANAGEMENT (BVI) LTD.

                             By: /s/ ROBERT J. MILLER
                                 Name:  Robert J. Miller
                                Title:  Vice President - Treasurer

                             ING MERGER, INC.

                             By: /s ROBERT J. MILLER
                                Name:  Robert J. Miller
                                Title: Vice President - Treasurer

                             ING (U.S.) FINANCIAL HOLDINGS CORPORATION

                             By: /s/ WILLIAM A. AUSTIN
                                Name:  William A. Austin
                                Title: Secretary

                             ING BANK N.V.

                             By: /s/ DICK HAARSMA
                                Name:  Dick Haarsma
                                Title: Global Head of Business Development

                             By: /s/ B. UYTTENBROEK
                                Name:  B. Uyttenbroek
                                Title: Compliance Officer

Dated:  February 17, 1998